PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 15, 1993)

                                  $75,000,000
                            ENTERGY LOUISIANA, INC.
              FIRST MORTGAGE BONDS, 5.80% SERIES DUE MARCH 1, 2002

                               ------------------

     Entergy Louisiana will pay interest on the New Bonds on March 1 and September 1 of each year. The first interest payment will be made on September 1, 1999. Entergy Louisiana may redeem the New Bonds prior to maturity, in whole or in part, at any time at the redemption prices and under the circumstances described in this prospectus supplement under "Description of the New
Bonds -- Redemption of New Bonds."

                               ------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                               ------------------

                                           PER NEW BOND         TOTAL
                                           ------------      -----------
Public Offering Price                         99.888%        $74,916,000
Underwriting Discount                          0.300%        $   225,000
Proceeds to Entergy Louisiana (before
  expenses)                                   99.588%        $74,691,000

     The public offering price set forth above does not include accrued interest. Interest on the New Bonds will accrue from their issue date and must be paid by the purchasers if the New Bonds are delivered after that date.

                               ------------------

     The underwriters are offering the New Bonds subject to various conditions. The underwriters expect to deliver the New Bonds in book-entry form only through the facilities of The Depository Trust Company against payment for the New Bonds in New York, New York on or about March 30, 1999.

                               ------------------

SALOMON SMITH BARNEY                                       PRUDENTIAL SECURITIES

March 24, 1999

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date such information is given. Entergy Louisiana is not making an offer of these New Bonds in any state where the offer is not permitted.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Where You Can Find More
Information..........................   S-3
Selected Financial Information.......   S-3
Use of Proceeds......................   S-4
Description of the New Bonds.........   S-4
Underwriting.........................   S-7
Experts and Legality.................   S-8

                                   PROSPECTUS

Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
The Company..........................     3
Use of Proceeds......................     3
Description of New Bonds.............     4
Description of New Preferred Stock...     7
Ratios of Earnings to Fixed Charges
  and Ratios of Earnings to Fixed
  Charges and Preferred Dividends....    10
Experts and Legality.................    10
Plan of Distribution.................    11
Book Entry Securities................    12

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows Entergy Louisiana to "incorporate by reference" the information that it files with the SEC, which means that Entergy Louisiana can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Entergy Louisiana incorporates by reference its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and any future filings made with the SEC under the Securities Exchange Act of 1934 if the filings are made prior to the time that all of the New Bonds are sold in this offering. In addition to the sources described under "Available Information" in the accompanying prospectus, you can find more information about Entergy Louisiana by accessing the SEC's web site at www.sec.gov.

                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

     The selected financial information of Entergy Louisiana set forth below should be read in conjunction with the financial statements and other financial information contained in the documents incorporated by reference.

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                       -------------------------------------------------------------------------
                                           1998           1997           1996           1995           1994
                                       -------------  -------------  -------------  -------------  -------------
Income Statement Data:
     Operating Revenues..............  $   1,710,908  $   1,803,272  $   1,828,867  $   1,674,875  $   1,710,415
     Operating Income(1).............        402,881        367,580        436,446        448,755        406,871
     Interest Expense (net)..........        121,161        127,490        130,919        134,885        133,977
     Net Income......................        179,487        141,757        190,762        201,537        213,839
     Ratio of Earnings to Fixed
        Charges(2)...................           3.18           2.74           3.16           3.18           2.91

                                          AS OF DECEMBER 31,
                                                1998(3)
                                       -------------------------
                                          AMOUNT         PERCENT
                                       -------------     -------
Balance Sheet Data:
           First Mortgage Bonds......  $     565,259       20.6
           Other Long-Term Debt(4)...        767,056       27.9
           Preferred Stock (with
             sinking fund)...........         85,000        3.1
           Company-obligated
             mandatorily redeemable
             preferred securities of
             subsidiary trust holding
             solely junior
             subordinated deferrable
             debentures..............         70,000        2.5
           Shareholders' Equity:
             Preferred Stock (without
                sinking fund)........        100,500        3.7
             Common Stock and Paid-in
                Capital..............      1,086,579       39.5
             Retained Earnings.......         74,739        2.7
                                       -------------     -------
                Total Shareholders'
                   Equity............      1,261,818       45.9
                                       -------------     -------
                        Total
                    Capitalization...  $   2,749,133      100.0
                                       =============     =======

(1) Operating Income for the years ended December 31, 1994 and 1995 has been restated to exclude income tax expense.

(2) "Earnings", as defined by Regulation S-K of the SEC, represent the aggregate of (a) net income, (b) taxes based on income, (c) investment tax credit adjustments -- net and (d) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(3) The proceeds from the sale of the New Bonds are expected to be used primarily to refund outstanding First Mortgage Bonds and as a result Entergy Louisiana's capitalization will not be materially affected. See "Use of Proceeds."

(4) Excludes current maturities of Other Long-Term Debt of $6.8 million.

                                USE OF PROCEEDS

     Entergy Louisiana expects to use the net proceeds to be received from the issuance and sale of the New Bonds to satisfy a portion of its annual replacement fund requirement under the Mortgage relating to the New Bonds. Entergy Louisiana expects to use the cash deposited, together with other cash, to satisfy the annual replacement fund requirement to redeem $122.6 million principal amount of its First Mortgage Bonds, 7.74% Series due July 1, 2002 at a price equal to 100% of the principal amount thereof plus accrued interest thereon to the redemption date.

                          DESCRIPTION OF THE NEW BONDS

INTEREST, MATURITY AND PAYMENT

     Entergy Louisiana is issuing $75,000,000 of First Mortgage Bonds, 5.80% Series due March 1, 2002. Entergy Louisiana will pay interest on the New Bonds on March 1 and September 1 of each year to holders of record on each interest payment date. Entergy Louisiana will begin paying interest on the New Bonds on September 1, 1999. Interest starts to accrue from the date the New Bonds are issued. The New Bonds will be issued on the basis of property additions.

     As long as the New Bonds are registered in the name of DTC or its nominee, Entergy Louisiana will pay principal, any premium, and interest due on the New Bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the New Bonds (please refer to "Book Entry
Securities" in the accompanying prospectus for information relating to DTC and the book-entry system). Entergy Louisiana has agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the Bonds of all series at a rate of 6% per annum.

REDEMPTION OF NEW BONDS

     Entergy Louisiana may redeem the New Bonds, in whole or in part, at its option, at any time before the maturity of the New Bonds, on not less than 30 days' nor more than 60 days' notice,

          (1) by the application of cash deposited with the Corporate Trustee pursuant to the provisions of the Mortgage relating to eminent domain, sales to governmental entities or sales pursuant to governmental divestiture orders at the special redemption price of 100% of the principal amount thereof, or

          (2)  at a redemption price equal to the greater of

               (a)  100% of the principal amount thereof and

               (b) as determined by a Quotation Agent, the sum of the present values as of the redemption date of the remaining scheduled payments of principal of and interest on the New Bonds being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the redemption date.

     If, at the time notice of redemption is given, the redemption monies are not held by the Corporate Trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

     Cash deposited under any provision of the Mortgage (with certain exceptions) may be applied to the redemption or purchase (including purchase from Entergy Louisiana) of Bonds of any series.

     CERTAIN DEFINITIONS. "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.125%.

     "Business Day" means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the Corporate Trust Office of the Corporate Trustee is closed for business.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the New Bonds that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Bonds.

     "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or
(b) if the Corporate Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Quotation Agent" means one of the Reference Treasury Dealers appointed by the Corporate Trustee after consultation with Entergy Louisiana.

     "Reference Treasury Dealer" means each of Salomon Smith Barney Inc., Prudential Securities Incorporated and Lehman Brothers Inc. and their respective successors; PROVIDED, HOWEVER, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Entergy Louisiana shall substitute therefor another Primary Treasury Dealer, or any other Primary Treasury Dealer selected by the Corporate Trustee after consultation with Entergy Louisiana.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Corporate Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Corporate Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

     DIVIDEND COVENANT. Entergy Louisiana will covenant in substance that, so long as any New Bonds remain outstanding, it will not pay any cash dividends on common stock after February 28, 1999 (other than certain dividends declared by Entergy Louisiana on or before February 28, 1999 for payment on or before April 15, 1999) except from credits to retained earnings after February 28, 1999 plus $345,000,000 and plus such additional amounts as shall be approved by the SEC.

     SINKING OR IMPROVEMENT FUND. The New Bonds will not be entitled to any sinking or improvement fund.

     MODIFICATION OF THE MORTGAGE. Effective March 1, 1998, Entergy Louisiana exercised its right to amend the Mortgage as described under "Description of New Bonds -- Modification of the Mortgage" in the accompanying prospectus.

RESERVATION OF RIGHTS TO AMEND THE MORTGAGE

     REPLACEMENT FUND. Entergy Louisiana has reserved the right without any consent or other action by the holders of any series of Bonds created after February 29, 1996, including the New Bonds, to amend the Mortgage to eliminate the requirements of the replacement fund under the Mortgage.

     ISSUANCE OF ADDITIONAL BONDS. Entergy Louisiana has reserved the right without any consent or other action by holders of any series of Bonds created after February 29, 1996, including the New Bonds, to amend the Mortgage

     (1) to provide that Bonds may be issued upon the basis of 80% of the cost or fair value (whichever is less) of unfunded property additions after adjustments to offset retirements (in addition to the other bases of issuance) and

     (2)  to modify the net earnings test

          (a) to provide that the period over which net earnings is computed shall be 12 consecutive months out of the immediately preceding 18 months (instead of the immediately preceding 15 months),

          (b) to specifically permit the inclusion in net earnings of revenues collected subject to possible refund and allowances for funds used during construction, and

          (c)  to provide for no deduction for non-recurring charges.

     RELEASE AND SUBSTITUTION OF PROPERTY. Entergy Louisiana has reserved the right without any consent or other action by the holders of any series of Bonds created after February 29, 1996, including the New Bonds, to amend the Mortgage

     (1) to permit the release of mortgaged property from the lien of the Mortgage in an amount equal to the aggregate principal amount of retired bonds that Entergy Louisiana elects to use as the basis for such release times the reciprocal of the bonding ratio in effect at the time such retired bonds were originally issued,

     (2) to permit the release of unfunded property so long as Entergy Louisiana has at least $1 in unfunded property additions remaining,

     (3) to remove the existing limitations on the amount of obligations secured by purchase money mortgages upon any property being released that can be used as the basis for such release,

     (4) to specifically provide that if Entergy Louisiana transfers as an entirety all or substantially all property subject to the Mortgage to a successor corporation, Entergy Louisiana would be released of all obligations under the Mortgage, and

     (5) to change the definition of "Funded Property" to mean only property specified by Entergy Louisiana with a fair value, to be determined by an independent expert, of not less than 10/8 of the sum of the amount of outstanding Bonds and retired bond credits.

     MODIFICATION. Entergy Louisiana has reserved the right without any consent or other action by the holders of any series of Bonds created after February 29, 1996, including the New Bonds, to amend the Mortgage

     (1) to reduce the percentage vote required to modify certain bondholders' rights from 66 2/3% to a majority of Bonds outstanding,

     (2) to provide that, if less than all series of Bonds outstanding are to be affected by a proposed change in the Mortgage, that only the consent of a majority of the Bonds of each affected series is required to make such change, and

     (3) to permit Entergy Louisiana to amend the Mortgage without the consent of the holders of Bonds to make changes which do not adversely affect the interests of such bondholders in any material respect.

ADDITIONAL INFORMATION

     For additional information about the New Bonds, see "Description of New Bonds" in the accompanying prospectus, including:

     (1) additional information about the terms of the New Bonds, including security,

     (2)  general information about the Mortgage and the Trustees,

     (3)  a description of certain restrictions contained in the Mortgage,

     (4)  a description of events of default under the Mortgage, and

     (5) the meaning of certain capitalized terms used but not defined in this prospectus supplement.

                                  UNDERWRITING

     Under the terms and conditions set forth in the Underwriting Agreement dated the date hereof, Entergy Louisiana has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the respective principal amount of the New Bonds set forth opposite its name below:

                UNDERWRITER             PRINCIPAL AMOUNT
                                        ----------------
Salomon Smith Barney Inc.............      $37,500,000
Prudential Securities Incorporated...      37,500,000
                                        ----------------
         Total.......................      $75,000,000
                                        ================

     The Underwriting Agreement provides that the several obligations of the Underwriters to pay for and accept delivery of the New Bonds are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters' obligations are such that they are committed to take and pay for all of the New Bonds offered hereby if any are taken, provided, that under certain circumstances involving a default of an Underwriter, less than all of the New Bonds may be purchased. Default by one Underwriter would not relieve the non-defaulting Underwriter from its several obligation, and in the event of such a default, the non-defaulting Underwriter may be required by Entergy Louisiana to purchase the principal amount of the New Bonds that it has severally agreed to purchase and, in addition, to purchase the principal amount of the New Bonds that the defaulting Underwriter shall have failed to purchase, severally and not jointly, up to a principal amount equal to one-ninth of the principal amount of the New Bonds that such non-defaulting Underwriter has otherwise agreed to purchase.

     The Underwriters have advised Entergy Louisiana that they propose to offer all or part of the New Bonds directly to purchasers at the public offering price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 0.200% of the principal amount of the New Bonds. The Underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of 0.150% of the principal amount of the New Bonds. After the New Bonds are released for sale to the public, the public offering price and other selling terms may from time to time be varied.

     Entergy Louisiana has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     There is presently no trading market for the New Bonds and there is no assurance that a market will develop. Although they are under no obligation to do so, the Underwriters presently intend to act as market makers for the New Bonds in the secondary trading market, but may discontinue such market-making at any time without notice.

     The Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the New Bonds to be higher than it would otherwise be in the absence of such transactions. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     Entergy Louisiana estimates that its total expenses related to the offering, not including the underwriting discount, will be approximately $100,000.

                              EXPERTS AND LEGALITY

     Entergy Louisiana's balance sheets as of December 31, 1998 and 1997 and the statements of income, retained earnings, and cash flows and the related financial statement schedule for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus supplement from Entergy Louisiana's Annual Report on Form 10-K for the year ended December 31, 1998, have been incorporated by reference herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The legality of the New Bonds will be passed upon for Entergy Louisiana by Denise C. Redmann, Senior Counsel -- Corporate and Securities of Entergy Services, Inc. and Thelen Reid & Priest LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Matters pertaining to New York law will be passed upon by Thelen Reid & Priest LLP, New York counsel to Entergy Louisiana, and matters pertaining to Louisiana law will be passed upon by Denise C. Redmann, Senior Counsel -- Corporate and Securities of Entergy Services, Inc., Louisiana counsel to Entergy Louisiana.

     The statements as to matters of law and legal conclusions made under "Description of the New Bonds" in this prospectus supplement and "Description of New Bonds" in the accompanying prospectus have been reviewed by Denise C. Redmann, Senior Counsel -- Corporate and Securities of Entergy Services, Inc. and, except as to "Security" therein, by Thelen Reid & Priest LLP, New York, New York, and are set forth herein in reliance upon the opinions of said counsel, respectively, and upon their authority as experts.

PROSPECTUS

                                  $369,000,000

                        LOUISIANA POWER & LIGHT COMPANY
                              FIRST MORTGAGE BONDS
                   PREFERRED STOCK, CUMULATIVE, $25 PAR VALUE
                  PREFERRED STOCK, CUMULATIVE, $100 PAR VALUE

     Louisiana Power & Light Company (the "Company") may offer from time to time its First Mortgage Bonds (the "New Bonds") and/or its Preferred Stock, Cumulative, $25 Par Value and/or Preferred Stock, Cumulative, $100 Par Value (collectively, the "New Preferred Stock"), provided, however, that the aggregate principal amount and/or par value, as the case may be, shall not exceed $369 million. The New Bonds and New Preferred Stock will each be offered in one or more series at prices and on terms to be determined at the time of sale. This Prospectus will be supplemented by a prospectus supplement or supplements (the "Prospectus Supplement") which will set forth, as applicable,
(1) the aggregate principal amount, rate and time of payment of interest, maturity, purchase price, initial public offering price, if any, any redemption provisions and other specific terms of the series of the New Bonds in respect of which this Prospectus is being delivered and/or (2) the number of shares, the par value per share, purchase price, initial public offering price, if any, dividend rate, any redemption or sinking fund terms and other specific terms of the series of the New Preferred Stock in respect of which this Prospectus is being delivered. The sale of one series of any security will not be contingent upon the sale of any other series of any security.

                            ------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Company may sell one or more series of the New Bonds and/or the New Preferred Stock through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of underwriters, dealers or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers, agents and purchasers.

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 15, 1993.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY OR ANY OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports include information, as of particular dates, concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 500 West Madison Street, 14th floor, Chicago, Illinois 60661; and Seven World Trade Center, 13th floor, New York, New York 10048. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's series of 12.64% Preferred Stock and 9.68% Preferred Stock are listed on the New York Stock Exchange. Reports and other information concerning the Company can be inspected and copied at the office of such Exchange at 20 Broad Street, New York, New York. Shareholders of the Company are furnished copies of financial statements as of the end of the most recent fiscal year audited and reported upon (with an opinion expressed) by independent certified public accountants.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC pursuant to the Exchange Act are incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1992.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993 and June 30, 1993.

     In addition, all documents subsequently filed by the Company pursuant to
Section 13, 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents").

     Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other subsequently filed Incorporated Document or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS SHOULD BE DIRECTED TO MR. GARY L. FLORREICH, ASSISTANT SECRETARY AND ASSISTANT TREASURER, LOUISIANA POWER & LIGHT COMPANY, 639 LOYOLA AVENUE, NEW ORLEANS, LOUISIANA

70113, TELEPHONE NUMBER: 504-569-4000. THE INFORMATION RELATING TO THE COMPANY CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR, WITH RESPECT TO ANY SERIES OF THE NEW BONDS OR THE NEW PREFERRED STOCK, THE PROSPECTUS SUPPLEMENT RELATING THERETO, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

     NEITHER THE DELIVERY OF THIS PROSPECTUS AND A PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THAT PROSPECTUS SUPPLEMENT.

                            ------------------------

                                  THE COMPANY

     The Company was incorporated under the laws of the State of Louisiana on October 15, 1974 and is successor by merger to a predecessor Louisiana Power & Light Company, which was incorporated under the laws of the State of Florida in 1927. The merger of such predecessor corporation into the Company became effective on February 28, 1975. The Company's principal executive office is located at 639 Loyola Avenue, New Orleans, Louisiana 70113. Its telephone number, including area code, is (504) 569-4000.

     The Company is an electric public utility company with all of its operations in the State of Louisiana. Entergy Corporation, which is a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("Holding Company Act"), owns all of the outstanding common stock of the Company. The Company, Arkansas Power & Light Company ("AP&L"), Mississippi
Power & Light Company ("MP&L") and New Orleans Public Service Inc. ("NOPSI") are the principal operating electric utility subsidiaries of Entergy Corporation. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., a generating company, Entergy Services, Inc., a service company, Entergy Enterprises, Inc., a non-utility company, Entergy Operations, Inc., a nuclear management services company, and Entergy Power, Inc., a subsidiary formed to market capacity and energy from certain generating units to wholesale markets. Entergy Corporation also has several subsidiaries formed to participate in utility projects located outside the Entergy System's areas of retail service, both domestically and in foreign countries.

     The Company, AP&L, MP&L and NOPSI own all of the capital stock of System Fuels, Inc., a special purpose company which implements and/or maintains certain programs for the procurement, delivery and storage of fuel supplies for certain Entergy Corporation subsidiaries.

                                USE OF PROCEEDS

     The net proceeds to be received from the issuance and sale of the New Bonds and/or the New Preferred Stock will be used for general corporate purposes, including, without limitation, the possible redemption or other acquisition, in whole or in part, of certain of the Company's outstanding securities. Any specific securities to be redeemed or acquired with the proceeds of a sale of a series of New Bonds or New Preferred Stock will be set forth in the Prospectus Supplement relating to that series. Reference is made to the Incorporated Documents with respect to the Company's most significant contingencies, its general capital requirements and its general financing plans and capabilities, including its short-term borrowing capacity, and earnings coverage requirements under the Company's Restated Articles of Incorporation, as amended ("Articles of Incorporation"), which limit the amount of additional Preferred Stock the Company may issue, and earnings coverage and other requirements under the Company's Mortgage (as herein defined) which limit the amount of additional First Mortgage Bonds the Company may issue.

                            DESCRIPTION OF NEW BONDS

     GENERAL. The New Bonds are to be issued under the Company's Mortgage and Deed of Trust, dated as of April 1, 1944, with The Chase National Bank of the City of New York (Bank of Montreal Trust Company, successor) ("Corporate Trustee") and Carl E. Buckley (Mark F. McLaughlin, successor), ("Co-Trustee", and together with the Corporate Trustee, the "Trustees"), as supplemented by various supplemental indentures thereto and as to be further supplemented to provide specifically for the New Bonds (collectively referred to as the "Mortgage"). All First Mortgage Bonds issued or to be issued under the Mortgage are referred to herein as "Bonds". The statements herein concerning the Bonds, the New Bonds and the Mortgage are summary in nature and do not purport to be complete. They are subject to the detailed provisions of the Mortgage. The Mortgage and a form of supplemental indenture are filed as exhibits to the Registration Statement of which this Prospectus is a part.

     TERMS OF SPECIFIC SERIES OF THE NEW BONDS. A Prospectus Supplement will describe the following terms of, or applicable to, each series of the New Bonds to be issued: (1) the designation of such series of the New Bonds; (2) the aggregate principal amount of such series; (3) the date on which such series will mature; (4) the rate at which such series will bear interest and the date from which such interest accrues; (5) the dates on which interest will be payable; (6) the prices, including the "general redemption prices" and the "special redemption prices" referred to below, and the other terms and conditions upon which the particular series may be redeemed by the Company prior to maturity; (7) whether the dividend covenant described below will be applicable to any such series; (8) if an insurance policy will be provided for the payment of the principal of and/or interest on the New Bonds of such series, the terms thereof; and (9) any other terms of such series of the New Bonds, not inconsistent with the provisions of the Mortgage.

     FORM AND EXCHANGE.  See "Book Entry Securities" below.

     REPLACEMENT FUND. In addition to actual expenditures for maintenance and repairs, the Company is required to expend or deposit for each year, for replacements and improvements in respect of the mortgaged electric, gas, steam and/or hot water utility property and certain automotive equipment, an amount equal to $800,000 plus 2 1/4% of net additions to the mortgaged electric, gas, steam and/or hot water utility property made after December 31, 1943 and prior to the beginning of such year. Such requirement may be met by depositing cash or certifying gross property additions or expenditures for certain automotive equipment or by taking credit for Bonds and qualified lien bonds retired. Such cash may be withdrawn against gross property additions or waiver of the right to issue Bonds.

     SINKING OR IMPROVEMENT FUND. The Company is required to make annual sinking or improvement fund payments for each outstanding series of Bonds (other than the forty-third, forty-fifth, forty-sixth, forty-ninth and fifty-first series), stated as 1% per year of the greatest amount for each such series outstanding prior to the beginning of the year, less certain Bonds retired, and will have such requirements for each series of the New Bonds (beginning not later than 23 months from the date of each series of the New Bonds). The Company may also take as a credit against the sinking or improvement fund requirement in respect of each series of the New Bonds an amount, not exceeding the sinking or improvement fund requirement in any one year, based upon sinking fund credits for certain Bonds retired prior to or at maturity. The resulting requirement with respect to each series of the New Bonds may be satisfied in cash or principal amount of such series of New Bonds or with property additions at 60% of the cost or fair value thereof, whichever is less. The sinking or improvement fund requirement in respect of each series of the New Bonds may be anticipated at any time. If the date fixed for any resulting redemption shall be in the calendar year in which such sinking fund payment is due, redemption shall be at the special redemption price, but if the date fixed for any resulting redemption shall be prior to the calendar year in which such sinking fund payment is due, redemption shall be at the general redemption price and subject to the limitation on such redemptions as set forth under "Redemption and Purchase of New Bonds" in the accompanying Prospectus Supplement. Similar but not identical provisions are in effect with respect to the Bonds of other series now outstanding.

     SPECIAL PROVISIONS FOR RETIREMENT OF BONDS. If, during any 12 months' period, mortgaged property is disposed of by order of or to any governmental authority, resulting in the receipt of $5,000,000 or more as proceeds, the Company (subject to certain conditions) must apply such proceeds, less certain deductions, to the retirement of Bonds. The New Bonds are redeemable for this purpose at the special redemption prices set forth under "Redemption and Purchase of New Bonds" in the accompanying Prospectus Supplement.

     SECURITY. The New Bonds, together with all other Bonds, will be secured by the Mortgage, which constitutes, in the opinion of the General Counsel for the Company, a first mortgage lien on all of the present properties of the Company (except as stated below), subject to (a) leases of minor portions of the Company's property to others for uses which, in the opinion of such counsel, do not interfere with the Company's business, (b) leases of certain property of the Company not used in its business, and (c) excepted encumbrances. There are excepted from the lien of the Mortgage all cash and securities; certain equipment, materials and supplies; automobiles and other vehicles and aircraft; timber, mineral rights and royalties; and receivables, contracts, leases and operating agreements.

     The Mortgage contains provisions subjecting after-acquired property (subject to pre-existing liens) to the lien thereof, subject to limitations in the case of consolidation, merger or sale of substantially all of the Company's assets.

     The Mortgage provides that the Trustees shall have a lien on the mortgaged property, prior to the Bonds, for the payment of their reasonable compensation and expenses and for indemnity against certain liabilities.

     The Mortgage contains restrictions, some of which apply only so long as certain prior series are outstanding, on the acquisition of property subject to liens and on the issuance of bonds under divisional or prior lien mortgages.

     ISSUANCE OF ADDITIONAL BONDS. The maximum principal amount of Bonds that may be issued under the Mortgage is limited to One Hundred Billion Dollars at any time outstanding, subject to property additions, earnings and other limitations of the Mortgage. Bonds of any series may be issued from time to time upon the bases of (1) 60% of property additions after adjustments to offset retirements, (2) retirement of Bonds or qualified lien bonds, and (3) deposit of cash. Property additions generally include electric, gas, steam and/or hot water property acquired after December 31, 1943, but may not include securities, automobiles or other vehicles or aircraft or property used principally for the production or gathering of natural gas. The Company estimates that, as of September 30, 1993, there were approximately $89.6 million of unfunded property additions available for the issuance of additional Bonds.

     With certain exceptions in the case of (2) above, the issuance of additional Bonds is subject to adjusted net earnings (before interest and income taxes) for 12 consecutive months out of the 15 months immediately preceding the issuance of such Bonds being at least twice the annual interest requirements on all Bonds at the time outstanding, including the additional Bonds being issued, and all indebtedness of prior rank. Such adjusted net earnings are computed after provisions for retirement and depreciation of property at least equal to the replacement fund requirements for such period.

     The Company expects to issue the New Bonds on the basis of unfunded net property additions and/or on the basis of the retirement of Bonds.

     The Company has reserved the right (without any consent or other action by holders of the 1999 Series Bonds or any subsequently created series, including the New Bonds) to include nuclear fuel (and similar or analogous devices or substances) as property additions. The Company has also reserved the right to amend the Mortgage, without any consent or other action of the holders of the 2008 Series

Bonds or any subsequently created series (including the New Bonds), to make available as property additions any form of space satellites (including solar power satellites), space stations and other analogous facilities.

     No Bonds may be issued on the basis of property additions subject to qualified liens if the qualified lien bonds secured thereby exceed 50% of such property additions, or if the qualified lien bonds and Bonds then outstanding which have been issued against property additions subject to continuing qualified liens and certain other items would in the aggregate exceed 15% of the Bonds and qualified lien bonds outstanding.

     RELEASE AND SUBSTITUTION OF PROPERTY. Property may be released from the lien of the Mortgage upon the bases of (1) deposit of cash or, to a limited extent, purchase money mortgages, (2) property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds outstanding against property additions, and (3) waiver of the right to issue Bonds without applying any earnings test. Cash may be withdrawn upon the bases stated in (2) and (3) above without meeting an earnings test. When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the Mortgage, and the waiver of the right to issue Bonds to effect the release may, in certain cases, cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to qualified lien bonds pledged and disposition of moneys received on pledged prior lien bonds.

     DIVIDEND COVENANT. The Company may covenant in substance that, so long as any New Bonds of a particular series remain outstanding, it will not pay any cash dividends on common stock after a selected date close to the date of the original issuance of such series of New Bonds (other than certain dividends that may be declared by the Company prior to such selected date) except from credits to earned surplus after such selected date plus an amount up to $345 million and plus such additional amounts as shall be approved by the SEC. The Prospectus Supplement relating to a particular series of New Bonds will state whether this covenant will apply to such series.

     MODIFICATION OF THE MORTGAGE. The rights of the Bondholders may be modified with the consent of the holders of 70% of the Bonds, and, if less than all series of Bonds are affected, the consent also of the holders of 70% of the Bonds of each series affected. The Company has reserved the right (without any consent or other action by holders of the 2000 Series Bonds or any subsequently created series, including the New Bonds) to substitute for the foregoing provision a provision to the effect that the rights of the Bondholders may be modified with the consent of holders of 66 2/3% of the Bonds, and, if less than all series of Bonds are affected, the consent also of holders of 66 2/3% of the Bonds of each series affected. In general, no modification of the terms of payment of principal or interest, no modification of the obligations of the Company under Section 64 of the Mortgage (until the foregoing substitution is made), and no modification affecting the lien of the Mortgage or reducing the percentage required for modification, is effective against any Bondholder without his consent.

     DEFAULTS AND NOTICE THEREOF. Defaults are defined in the Mortgage as: default in payment of principal; default for 60 days in payment of interest or installments of funds for retirement of Bonds; certain events in bankruptcy, insolvency or reorganization; defaults with respect to qualified lien bonds; and default for 90 days after notice in other covenants. The Trustees may withhold notice of default (except in payment of principal, interest or funds for retirement of Bonds) if they determine it is in the interests of the Bondholders.

     The Corporate Trustee or the holders of 25% of the Bonds may declare the principal and interest due on default, but a majority may annul such declaration if such default has been cured. No holder of Bonds may enforce the lien of the Mortgage without giving the Trustees written notice of a default and unless the holders of 25% of the Bonds have requested the Trustees in writing to act and offered them reasonable opportunity to act and indemnity satisfactory to the Trustees against the costs, expenses and liabilities to be incurred thereby and the Trustees shall have failed to act. Holders of a majority of the

Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustees, or exercising any trust or power conferred upon the Trustees.

     The Company must file an annual certificate with the Corporate Trustee as to compliance with the provisions of the Mortgage and as to the absence of default with respect to any of the covenants contained in the Mortgage.

                       DESCRIPTION OF NEW PREFERRED STOCK

     GENERAL. The Articles of Incorporation provide for two classes of serial preferred stock of the Company, the Preferred Stock, $100 Par Value ("$100 Preferred Stock"), and the Preferred Stock, $25 Par Value ("$25 Preferred Stock") (the $100 Preferred Stock and the $25 Preferred Stock being herein collectively referred to as the "Preferred Stock"). The $100 Preferred Stock and the $25 Preferred Stock have the same rank and, except as to those characteristics relating to par value, voting rights (including matters relating to quorums and adjournments) and in certain other respects as to which there may be variations among series, the shares of each series of Preferred Stock confer equal rights upon the holders. The respects in which there may be variations as among series consist of (a) the number of shares constituting each series and the distinctive serial designation thereof, (b) the annual dividend rate, the initial dividend payment date and the date from which dividends shall be cumulative, (c) the amounts payable upon redemption, and (d) the terms and amount of sinking fund requirements (if any) for the purchase or redemption of shares of each series of Preferred Stock other than the first through tenth series of the $100 Preferred Stock heretofore issued by the Company. When a new series of Preferred Stock is created, the number of shares constituting such series, its distinctive serial designation and its distinctive characteristics (in those limited respects as to which there may be variations) are set by an amendment to the Articles of Incorporation. The statements herein concerning the Preferred Stock and the New Preferred Stock are summary in nature and do not purport to be complete. Such statements do not attempt to relate or to give effect to the applicable provisions of Louisiana statutory or decisional law and are subject in all respects to the detailed provisions of the Articles of Incorporation and to the articles of amendment to be adopted for each series of New Preferred Stock. The Articles of Incorporation and the form of articles of amendment are filed as exhibits to the Registration Statement of which this Prospectus is a part.

     FORM AND EXCHANGE.  See "Book Entry Securities" below.

     TERMS OF SPECIFIC SERIES OF THE NEW PREFERRED STOCK. A Prospectus Supplement will describe the following terms of each series of New Preferred Stock to be issued: (1) the designation of such series of New Preferred Stock;
(2) the par value of each share; (3) the number of shares of New Preferred Stock in such series; (4) the purchase price and initial public offering price, if any, of the shares of such series; (5) the dividend rate; (6) the initial dividend payment date and the date from which dividends will be cumulative; (7) the terms and conditions pursuant to which, and the prices at which, the Company may redeem shares of such series; (8) the terms and amount of any sinking fund requirements applicable to such series; and (9) any other terms of such series of the New Preferred Stock, not inconsistent with the Articles of Incorporation.

     DIVIDEND RIGHTS. Each series of the New Preferred Stock, PARI PASSU with each other series of the Preferred Stock, shall be entitled, when and as declared by the Board of Directors, in preference to the common stock, to dividends at the rate stated in the title thereof, payable quarterly on February 1, May 1, August 1 and November 1 of each year.

     VOTING RIGHTS. Except for that purpose only for which the right to vote is expressly conferred upon the holders of the Preferred Stock by the Articles of Incorporation, the holders of the Preferred Stock shall have no power to vote and shall be entitled to no notice of any meeting of stockholders of the Company.

     If and when dividends payable on Preferred Stock of the Company shall be in default in an amount equal to four full quarterly payments or more per share, and thereafter until all dividends on any such Preferred Stock in default shall have been paid, the holders of all Preferred Stock, voting separately as a class in such manner that the holders of the $100 Preferred Stock shall have one vote per share and the holders of the $25 Preferred Stock shall have one-quarter vote per share, shall be entitled to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors of the Company, and the holders of the common stock, voting separately as a class, shall be entitled to elect the remaining directors of the Company.

     RESTRICTIONS ON ISSUANCE OF STOCK, RESTRICTIONS ON ALTERING TERMS OF PREFERRED STOCK. So long as any shares of the Preferred Stock are outstanding, the Company shall not, without the consent (given by vote at a meeting called for that purpose) of at least two-thirds of the total number of shares of the Preferred Stock then outstanding (for purposes of this computation each share of the $100 Preferred Stock shall count as one share, and each share of the $25 Preferred Stock shall count as one-quarter share):

          (1) Issue any new stock which would rank prior to the Preferred Stock or issue any security convertible into shares of any such stock except for the purpose of providing funds for the redemption of all of the Preferred Stock then outstanding; or

          (2) Amend or alter any of the express terms of the Preferred Stock then outstanding in a manner prejudicial to the holders thereof; the increase or decrease in the authorized amount of the Preferred Stock or the creation, or increase or decrease in the authorized amount, of any new class of stock ranking on a parity with the Preferred Stock shall not, for the purposes of this paragraph, be deemed to be prejudicial to the holders of the Preferred Stock.

     RESTRICTIONS ON MERGER, SALE OF ASSETS, ISSUE OF UNSECURED DEBT, SALE OF ADDITIONAL PREFERRED STOCK. So long as any shares of the Preferred Stock are outstanding, the Company shall not, without the consent (given by vote in a meeting called for that purpose) of the holders of a majority of the total number of shares of the Preferred Stock then outstanding (for purposes of this computation each share of the $100 Preferred Stock shall count as one share, and each share of the $25 Preferred Stock shall count as one-quarter share):

          (1) Merge or consolidate with or into any other corporation, or sell or otherwise dispose of all or substantially all of the assets of the Company, without obtaining the prior approval of regulatory authority of the United States under the provisions of the Holding Company Act; or

          (2) Issue or assume any unsecured indebtedness for purposes other than (i) the refunding of outstanding unsecured indebtedness theretofore issued or assumed by the Company, (ii) the reacquisition, redemption or other retirement of any indebtedness which has been authorized by regulatory authority of the United States under the provisions of the Holding Company Act, or (iii) the reacquisition, redemption or other retirement of all outstanding shares of the Preferred Stock, or preferred stock ranking prior to, or PARI PASSU with, the Preferred Stock, if immediately after such issue or assumption, the total principal amount of all unsecured indebtedness issued or assumed by the Company, including unsecured indebtedness then to be issued or assumed (but excluding the principal amount then outstanding of any unsecured indebtedness having a maturity in excess of ten years and in amount not exceeding 10% of the aggregate of (a) and (b) below) would exceed 10% of the aggregate of (a) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Company and then to be outstanding, and (b) the capital and surplus of the Company as then to be stated on the books of account of the Company. When unsecured debt of a maturity in excess of ten years shall become of a maturity of ten years or less, it shall then be regarded as unsecured debt of a maturity of less than ten years and shall be computed with such debt for the purpose of determining the percentage ratio to the sum of (a) and (b) above of unsecured debt of a maturity of less than ten years, and when provision shall have been made, whether through a sinking fund or otherwise, for the retirement, prior to its maturity, of unsecured debt of a maturity in excess of ten years, the amount of any such security so required to be retired in less than ten years shall be regarded as unsecured debt of a maturity of less than ten years (and not as unsecured debt of a maturity in excess of ten years) and shall be computed with such debt for the purpose of determining the percentage ratio to the sum of (a) and (b) above of unsecured debt of a maturity of less than ten years, provided, however, that the payment due upon the maturity of unsecured debt having an original single maturity in excess of ten years or the payment due upon the latest maturity of any serial debt which had original maturities in excess of ten years shall not, for purposes of this provision, be regarded as unsecured debt of a maturity of less than ten years until such payment or payments shall be required to be made within five years (provided that the words "five years" shall read "three years" when none of the 4.96% Preferred Stock remains outstanding); furthermore, when unsecured debt of a maturity of less than ten years shall exceed 10% of the sum of (a) and (b) above, no additional unsecured debt shall be issued or assumed (except for the purposes set forth in (i), (ii) and (iii) above) until such ratio is reduced to 10% of the sum of (a) and (b) above; or

          (3) Issue, sell or otherwise dispose of any shares of the Preferred Stock, or of any other class of stock ranking on a parity with the Preferred Stock as to dividends or in liquidation, dissolution, winding up or distribution, (a) so long as any of the 4.96% Preferred Stock remains outstanding, unless the net income of the Company available for dividends for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the issuance, sale or disposition of such stock, is at least equal to twice the annual dividend requirements on all outstanding shares of the Preferred Stock and of all other classes of stock ranking prior to or on a parity with the Preferred Stock, including the shares proposed to be issued, and (b) so long as any Preferred Stock remains outstanding, unless the gross income of the Company for such period available for the payment of interest shall have been at least 1 1/2 times the sum of the annual interest charges on all interest bearing indebtedness of the Company and the annual dividend requirements on all outstanding Preferred Stock and of all other classes of stock ranking prior to, or on a parity with, the Preferred Stock including the shares proposed to be issued, and (c) unless the aggregate of the capital of the Company applicable to the common stock and the surplus of the Company shall be not less than the aggregate amount payable on the involuntary dissolution, liquidation or winding up of the Company in respect of all shares of the Preferred Stock and all shares of stock, if any, ranking prior thereto, or on a parity therewith, as to dividends or distributions, which will be outstanding after the issue of the shares proposed to be issued.

     LIQUIDATION RIGHTS. In the event of any voluntary liquidation, dissolution or winding up of the Company, the Preferred Stock shall have a preference over the common stock until an amount equal to the then current redemption price shall have been paid. In the event of any involuntary liquidation, dissolution or winding up of the Company, the Preferred Stock shall also have a preference over the common stock until the par value thereof plus accumulated and unpaid dividends thereon shall have been paid.

     PRE-EMPTIVE OR OTHER SUBSCRIPTION RIGHTS. No holder of any stock of the Company shall be entitled as of right to purchase or subscribe for any part of any stock of the Company or of any additional stock of any class to be issued by reason of any increase of the authorized capital stock of the Company.

     LIABILITY TO FURTHER CALLS AND TO ASSESSMENT. All of the New Preferred Stock will be validly issued and fully paid and non-assessable upon receipt by the Company of the purchase price thereof.

     LIMITATIONS ON PAYMENT OF COMMON STOCK DIVIDENDS. The Articles of Incorporation in effect restrict the payment of dividends on common stock to 75% of net income available for common stock dividends if the percentage of common stock equity to total capitalization, as defined, is between 20% and 25%, and to 50% of such net income if such percentage is less than 20%. At any time when common stock equity is 25% or more of total capitalization, the Company may not declare dividends on the common stock which would reduce common stock equity below 25% of total capitalization, except as hereinbefore provided. Certain other limitations on payment of common stock dividends also exist in the Articles of Incorporation.

     CERTAIN TERMS APPLICABLE TO REDEMPTION. In general, at any time when dividends payable on any Preferred Stock are in default, the Company may not (1) make any payment, or set aside funds for payment, into any sinking fund for the purchase or redemption of any shares of the Preferred Stock, or (2) redeem, purchase or otherwise acquire less than all of the shares of the Preferred Stock, in either case unless approval is obtained under the Holding Company Act. Any shares of the Preferred Stock that are redeemed, purchased or acquired shall be retired and cancelled.

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the New Preferred Stock is Mellon Securities Trust Company, New York, New York.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
          RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

     The Company has calculated ratios of earnings to fixed charges and ratios of earnings to fixed charges and preferred dividends pursuant to Item 503 of SEC Regulation S-K as follows:

                                                                                TWELVE MONTHS ENDED
                                                               -----------------------------------------------------
                                                                             DECEMBER 31,
                                                               ----------------------------------------     JUNE 30,
                                                               1988     1989     1990     1991     1992       1993
Ratios of Earnings to Fixed Charges(a)......................   1.71     1.79     2.32     2.40     2.79       2.85
Ratios of Earnings to Fixed Charges and Preferred
  Dividends(a)(b)...........................................   1.32     1.39     1.87     1.95     2.18       2.24

------------

(a) "Earnings", as defined by SEC Regulation S-K, represent the aggregate of
    (1) net income, (2) taxes based on income, (3) investment tax credit adjustments -- net and (4) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(b) "Preferred Dividends", as defined by SEC Regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the effective income tax rate.

                              EXPERTS AND LEGALITY

     The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

     With respect to the unaudited interim financial information incorporated herein by reference, Deloitte & Touche have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q, and incorporated by reference herein, they did not audit and do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or "parts" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 thereof.

     The statements at the date of this Prospectus as to matters of law and legal conclusions made under "Description of New Bonds" and "Description of New Preferred Stock" have been reviewed by Monroe & Lemann (A Professional Corporation), General Counsel for the Company, and, except as to "Security" under "Description of New Bonds", by Reid & Priest, and are set forth herein in reliance upon the opinions of said firms, respectively, and upon their authority as experts. The statements made in the Incorporated Documents at the date of this Prospectus as to matters of law and legal conclusions, based on the belief or opinion of the Company or otherwise, pertaining to titles to properties, franchises and other operating rights of the Company, regulations to which the Company is subject and any legal proceedings to which the Company is a party, are made on the authority of Monroe & Lemann (A Professional Corporation), and such statements are included in such documents and herein in reliance upon their authority as experts.

     The legality of the New Bonds and the New Preferred Stock will be passed upon for the Company by Monroe & Lemann (A Professional Corporation), 201 St. Charles Avenue, Suite 3300, New Orleans, Louisiana, and Reid & Priest, 40 West 57th Street, New York, New York, and for the underwriter(s), dealer(s), agent(s) or purchaser(s) by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York. However, all legal matters pertaining to the organization of the Company, titles to property, franchises and the lien of the Mortgage and all matters of Louisiana law will be passed upon only by Monroe & Lemann (A Professional Corporation).

                              PLAN OF DISTRIBUTION

     The Company may sell the New Bonds and the New Preferred Stock in one or more sales in any of three ways: (i) through one or more underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through one or more agents. The Prospectus Supplement relating to a series of the New Bonds ("Offered Bonds") or to a series of the New Preferred Stock ("Offered Stock") will set forth the terms of the offering, as applicable, of the Offered Bonds or the Offered Stock, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Bonds or Offered Stock and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Bonds or Offered Stock will be purchased by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriter or underwriters with respect to a particular underwritten offering of Offered Bonds or Offered Stock will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Bonds or Offered Stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Bonds or Offered Stock if any are purchased; provided that the agreement between the Company and the underwriter or underwriters providing for the sale of the Offered Bonds or Offered Stock may provide that under certain circumstances involving a default of underwriters, less than all of the Offered Bonds or Offered Stock may be purchased.

     Offered Bonds or Offered Stock may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Offered Bonds or Offered Stock in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Bonds or Offered Stock from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Each Prospectus Supplement relating to a particular offering of Offered Bonds or Offered Stock will contain a statement (i) as to whether or not the Company is able to predict the existence of a secondary market for such securities and, if such existence is predicted, as to the extent of such secondary market, and (ii) if such securities are to be purchased by an underwriter or underwriters, as to whether or not such underwriter or underwriters intend to make a market in such securities.

     Subject to certain conditions, the Company may agree to indemnify any underwriters, dealers, agents or purchasers, and any insurer providing an insurance policy for the payment of principal of and/or interest on New Bonds, and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933.

                             BOOK ENTRY SECURITIES

     Unless otherwise indicated in a Prospectus Supplement, the New Preferred Stock and the New Bonds will be issued in the form of one or more fully registered stock certificates or bonds, as the case may be, that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be subsequently designated, and registered in the name of Cede & Co., as nominee for DTC.

     So long as DTC, or its nominee, is the owner of the New Preferred Stock or the New Bonds, DTC or such nominee, as the case may be, will be considered the sole registered holder of the New Preferred Stock or the New Bonds for all purposes under the Articles of Incorporation or Mortgage. Payments of redemption price and dividends on the New Preferred Stock and payments of principal of and premium, if any, and interest on the New Bonds will be made to DTC, or its nominee, as the case may be, as the holder of the New Preferred Stock or the New Bonds. Except as set forth below, owners of beneficial interests in the New Preferred Stock or the New Bonds will not be entitled to have any of the individual New Preferred Stock or New Bonds registered in their names, will not receive or be entitled to receive physical delivery of any such New Preferred Stock or New Bonds and will not be considered the holders thereof under the Articles of Incorporation or Mortgage.

     If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue certificates for New Preferred Stock or individual registered New Bonds in exchange for the New Preferred Stock or New Bonds held by DTC. In addition, the Company may at any time and in its sole discretion determine not to have the New Preferred Stock or New Bonds held by DTC and, in such event, will issue New Preferred Stock certificates or individual registered New Bonds in exchange for the New Preferred Stock or New Bonds held by DTC. In any such instance, an owner of a beneficial interest in the New Preferred Stock or the New Bonds will be entitled to physical delivery of New Preferred Stock certificates or individual New Bonds equal in par value or principal amount to its beneficial interest and to have such New Preferred Stock or New Bonds registered in its name. Individual New Bonds so issued will be issued as registered New Bonds in denominations of $1,000 or any multiple thereof.

     Upon the issuance of the New Preferred Stock or the New Bonds, DTC will credit, on its book-entry registration and transfer system, the respective par values or principal amounts of beneficial interests to the accounts of institutions that have accounts with DTC ("Participants"). The accounts to be credited will initially be designated by any Underwriter or the Company. Ownership of beneficial interests in the New Preferred Stock or the New Bonds will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the New Preferred Stock or the New Bonds will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to the Participants' interests) or by Participants or persons that hold through Participants (with respect to persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such limits and such laws may impair the ability to transfer beneficial interests in the New Preferred Stock or the New Bonds.

     Upon receipt of any payment of the redemption price or dividends in respect to the New Preferred Stock or any payment of principal, premium or interest in respect of the New Bonds, DTC's current practice is to credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the par value of such New Preferred Stock or the principal amount of such New Bonds as shown on the records of DTC. Payments by Participants to owners of beneficial interests in the New Preferred Stock or the New Bonds will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants, subject to any statutory or regulatory requirements that may be in effect from time to time. Conveyance of notices and other communications by DTC to Participants and by Participants to other beneficial owners will be governed by arrangements among them, subject to any statutory and regulatory requirements as may be in effect from time to time.

     Each purchaser of New Preferred Stock or New Bonds must rely on (1) the procedures of DTC, and, if such purchaser is not a Participant, the procedures of the Participant through which such purchaser holds its beneficial interest, to receive payments and notices, and (2) the records of DTC and, if such purchaser is not a Participant, the records of the Participant through which such purchaser holds its beneficial interest, to evidence its beneficial ownership of New Preferred Stock or New Bonds.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commerical Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities of its Participants and facilitates the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers (including any Underwriter of the New Preferred Stock or New Bonds), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Neither the Company, the Transfer Agent and Registrar, the Trustees, any Underwriter nor any agent for payment on or registration of transfer or exchange of such New Preferred Stock or New Bonds will have any responsibility or liability for any of the records relating to or payments made on account of beneficial interests in any of the New Preferred Stock or the New Bonds or for maintaining, supervising or reviewing any records relating to such beneficial interests.

================================================================================


                                  $75,000,000


                            ENTERGY LOUISIANA, INC.

                       FIRST MORTGAGE BONDS, 5.80% SERIES
                               DUE MARCH 1, 2002


                                  ------------
                             PROSPECTUS SUPPLEMENT
                                 MARCH 24, 1999
                                  ------------


                              SALOMON SMITH BARNEY
                             PRUDENTIAL SECURITIES

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